Exhibit 23.2

CONSENT OF DELOITTE & TOUCHE LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (1) the incorporation by reference in this Registration Statement on Form S-3 of (a) our report dated September 28, 2005, relating to the financial statements and financial statement schedule of Avanex Corporation and subsidiaries, as of and for the year ended June 30, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty of Avanex Corporation’s ability to continue as a going concern), and (b) our report dated September 28, 2005, on management’s report, as of June 30, 2005, on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Avanex Corporation’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Avanex Corporation for the year ended June 30, 2005 and to (2) the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

December 2, 2005